EXHIBIT 99.1

SOUTHERN MICHIGAN BANCORP, INC.
51 West Pearl Street
Coldwater, Michigan 49036

FOR IMMEDIATE RELEASE
CONTACT: John H. Castle, CEO
(517) 279-5500

SOUTHERN MICHIGAN BANCORP, INC. ANNOUNCES FIRST QUARTER EARNINGS

Coldwater, Michigan, April 25, 2008: Southern Michigan Bancorp, Inc. (OTCBB: SOMC.OB) announced net income of $1,201,000 ($0.52 basic and diluted earnings per share) for the three months ended March 31, 2008. This compares to $978,000 ($0.55 basic and diluted earnings per share) for the three months ended March 31, 2007. Financial results for 2008 were influenced by the acquisition of FNB Financial on December 1, 2007. In accordance with the purchase method of accounting, FNB's results of operations were included in Southern's consolidated statements of income from the date of acquisition. As a result of the merger, Southern recorded additional net loans of $76.8 million, securities of $40.2 million and additional deposits of $118.6 million at the time of the acquisition.

John H. Castle, Chairman & Chief Executive Officer, remarked, "While we are pleased with our first quarter results, we remain cautious about the balance of 2008. Like many other financial institutions, Southern has felt the impact of the weakened economy on consumers as delinquencies and losses in our mortgage loan portfolio have increased. The decline in local real estate values compounds the problem consumers and financial institutions are facing."

Southern provided $350,000 for loan losses during the first quarter of 2008. Net charge offs totaled $197,000 for the quarter. Non performing loans increased $2,417,000, or 50% from December 31, 2007.

Net interest income for the 2008 period was $1,132,000 greater than in 2007 due to the additional loans, investments and deposits acquired from FNB.

Non-interest income for the first three months of 2008 was $996,000 greater than for the comparable period in 2007. The increase is attributable to FNB non-interest income and a gain recorded on life insurance proceeds. Non-interest expense for the 2008 period was $1,899,000 greater than for 2007. The increase was largely due to the FNB acquisition. Increases in salaries and benefits occurred resulting from routine salary and wage increases and an increase in the number of employees. Additionally, occupancy, equipment, and printing, postage and supplies, and telecommunication expenses increased primarily as a result of an increase in branch locations. Southern also began to incur costs associated with a core processing system conversion. Additional costs are expected relating to system conversions throughout 2008, as the core processing system, trust accounting system and loan documentation systems are converted.

For the first quarter of 2008, Southern Michigan Bancorp, Inc. attained a return on average assets of 0.99% and a return on average equity of 10.64%, compared to first quarter 2007 results of 1.18% and 13.38%, respectively.

Southern Michigan Bancorp, Inc. is a two bank holding company. Its subsidiary banks are Southern Michigan Bank & Trust and FNB Financial. Its 19 offices throughout southern Michigan provide a broad range of consumer, business and wealth management services throughout the region. For more information, please visit our website, www.smb-t.com.

SOUTHERN MICHIGAN BANCORP, INC.
UNAUDITED INTERIM FINANCIAL STATEMENTS

CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	March 31, 2008	December 31, 2007
ASSETS
Cash	$3,831	$4,027
Due from banks	8,446	10,443
Cash and cash equivalents	12,277	14,470
Federal funds sold	12,490	6,449
Securities available for sale	75,537	77,515
Loans held for sale, net of valuation of -0- in 2008 and 2007	1,024	624
Loans, net of allowance for loan losses of $5,309 - 2008 ($5,156 - 2007)	329,601	330,822
Premises and equipment, net	13,431	13,335
Accrued interest receivable	2,907	3,387
Net cash surrender value of life insurance	9,254	10,015
Goodwill	13,422	13,422
Other intangible assets	2,998	3,091
Other assets	7,508	7,048
Total Assets	$480,449	$480,178

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits
Non-interest bearing	$56,878	$57,027
Interest bearing	343,497	342,142
Total deposits	400,375	399,169
Securities sold under agreements to repurchase and overnight borrowings	8,821	9,776
Accrued expenses and other liabilities	4,917	5,077
Other borrowings	14,120	14,753
Subordinated debentures	5,155	5,155
Total Liabilities	433,388	433,930

Common stock subject to repurchase obligation in Employee Stock Ownership Plan, 99,754 shares outstanding in 2008 (92,203 in 2007)	1,845	2,029

Shareholders' equity
Preferred stock, 100,000 shares authorized; none issued or outstanding	-	-
Common stock, $2.50 par value:
Authorized - 4,000,000 shares
Issued - 2,307,924 shares in 2008 and 2007
Outstanding (other than ESOP shares) - 2,208,170 shares in 2008 (2,215,721 shares in 2007)	5,520	5,539
Additional paid-in capital	17,316	17,087
Retained earnings	22,369	21,629
Accumulated other comprehensive income, net	774	122
Unearned restricted stock compensation	(51)	(55)
Unearned Employee Stock Ownership Plan shares	(712)	(103)
Total Shareholders' Equity	45,216	44,219
Total Liabilities and Shareholders' Equity	$480,449	$480,178

SOUTHERN MICHIGAN BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share data)

	Three Months Ended March 31,
	2008	2007
Interest income:
Loans, including fees	$6,144	$5,001
Securities:
Taxable	638	250
Tax-exempt	243	152
Other	127	167
	1,008	569
Total interest income	7,152	5,570

Interest expense:
Deposits	2,152	1,817
Other	298	183
Total interest expense	2,450	2,000
Net Interest Income	4,702	3,570
Provision for loan losses	350	200
Net Interest Income after Provision for Loan Losses	4,352	3,370

Non-interest income:
Service charges on deposit accounts	659	430
Trust fees	288	175
Net gains on security calls and sales	13	-
Net gains on loan sales	119	105
Earnings on life insurance assets	88	68
Gain on life insurance proceeds	371	-
Income and fees from automated teller machines	148	75
Other	264	101
	1,950	954
Non-interest expense:
Salaries and employee benefits	2,687	1,876
Occupancy, net	387	208
Equipment	298	181
Printing, postage and supplies	151	87
Telecommunication expenses	108	54
Professional and outside services	275	135
Software maintenance	134	57
Amortization of other intangibles	93	-
Other	762	398
	4,895	2,996
Income before income taxes	1,407	1,328
Federal income taxes	206	350
Net Income	$1,201	$978
Basic Earnings Per Common Share	$0.52	$0.55
Diluted Earnings Per Common Share	$0.52	$0.55